NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2017 THIRD QUARTER LEASING

NEW YORK, NEW YORK (September 13, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that in its fiscal 2017 third quarter, it entered into one new lease of approximately 73,000 square feet and renewed and extended three leases aggregating approximately 347,000 square feet. The new lease was for an expansion of an existing tenant in the approximately 277,000 square foot industrial/warehouse building in the Charlotte, North Carolina area that Griffin acquired in early June of this year, bringing that building’s occupancy to 100%. The lease renewals and extensions that took place in the 2017 third quarter included the early renewal and extension of the full building lease at 100 International Drive (“100 International”), an approximately 304,000 square foot industrial/warehouse building in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut. The lease extension at 100 International is through July 31, 2025, six years beyond the original lease expiration date. As previously announced, Griffin refinanced the nonrecourse mortgage loan collateralized by 100 International upon completion of the lease extension. The other two lease renewals totaling 43,000 square feet were for a tenant of 28,000 square feet in a NE Tradeport industrial/warehouse building and a tenant of 15,000 square feet in a Griffin Center South office/flex building. A full building lease of approximately 23,000 square feet of office/flex space expired in the 2017 third quarter, and a replacement lease with a new tenant that was completed earlier in the year is expected to become effective in the fiscal 2017 fourth quarter after tenant improvement work is completed.

In the first three quarters of fiscal 2017, including the new lease in the recently acquired North Carolina building, Griffin leased approximately 177,000 square feet of previously vacant industrial/warehouse space and renewed and extended leases of approximately 363,000 square feet, primarily in NE Tradeport.  As of August 31, 2017, Griffin’s industrial/warehouse portfolio of approximately 3,141,000 square feet, comprised of sixteen buildings in the Hartford, Connecticut area, five buildings in the Lehigh Valley of Pennsylvania and the recently acquired building in North Carolina, is essentially fully leased. Also in the first three quarters of fiscal 2017, in addition to the approximately 23,000 square foot lease that expired (see above), a lease of approximately 12,000 square feet of office/flex space expired and was not renewed. As of August 31, 2017, Griffin’s total real estate portfolio of approximately 3,574,000 square feet was 96% leased, as compared to a portfolio of approximately 3,297,000 square feet that was 93% leased at the end of fiscal 2016.

As previously reported, Griffin commenced construction, on speculation, of a new approximately 137,000 square foot industrial/warehouse building in NE Tradeport that is expected to be completed in the fourth quarter of fiscal 2017 (the “New Tradeport Building”). Griffin has executed a lease for approximately 74,000 square feet of the New Tradeport Building with a tenant that has agreed to relocate from approximately 39,000 square feet in one of Griffin’s existing NE Tradeport industrial/warehouse buildings. With the inclusion of the New Tradeport Building upon its completion, Griffin’s real estate portfolio will total approximately 3.7 million square feet, with industrial/warehouse buildings comprising approximately 3.3 million square feet (88%) of the portfolio.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include the timing of the start of the full building lease of the approximately 23,000 square foot office/flex building, the timing of completion of construction of the New Tradeport Building, the timing of the tenant relocation from an existing NE Tradeport building into the New Tradeport Building and the size of Griffin’s real estate portfolio with the inclusion of the New Tradeport Building upon its completion. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in these forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include delays in occupancy by the new tenant in the approximately 23,000 square foot office/flex building, that Griffin may not be able to complete construction of the New Tradeport Building when expected, delays in the timing of the tenant relocation from an existing NE Tradeport building into the New Tradeport Building and the important factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.